Exhibit 10.11

RESTRICTED STOCK AWARD AGREEMENT

California Bank of Commerce (the “Company”), a California corporation, and the undersigned person (“Grantee”) have entered into this Restricted Stock Award Agreement (“Award Agreement”) effective as of the Grant Date set forth below. The Company has granted to Grantee the Restricted Stock (the “Restricted Stock”) representing the number of shares (the “Shares”) of common stock, no par value, of the Company (“Stock”) set forth below which Restricted Stock will vest in accordance with the following schedule, pursuant to the terms of this Award Agreement. The Restricted Stock is granted under the Company’s 2014 EQUITY INCENTIVE PLAN, as the same may be amended, modified, supplemented or interpreted from time to time (the “Plan”), which is incorporated herein by reference and to which this Restricted Stock is subject in all respects. The Company has determined that it is in its best interests and that of its shareholders to grant the award of Restricted Stock provided for herein.

Grantee Name:
Grant Date (“Grant Date”):
Vesting Term:
Number of Shares:

1.        Terms of Plan. All capitalized terms used in this Award Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. Grantee confirms and acknowledges that Grantee has received and reviewed a copy of the Plan, approved by the Board of Directors of California Bank of Commerce on April 28, 2014, and the terms of which Plan were assumed by the Company.    The Plan is administered by the Committee which has complete authority to make all determinations with respect to each Award, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Award Agreements, and to make all other determinations under the Plan.

2.        Nature of the Restricted Stock. The Restricted Stock has been granted as an incentive to Grantee’s Continuous Service, and is in all respects subject to such Continuous Service and all other terms and conditions of this Award Agreement.    The Restricted Stock will be issued to the Grantee upon its vesting, and not before.

3.        Vesting and Term of Restricted Stock. The Restricted Stock shall vest during its term in accordance with the following provisions:

(a) Vesting.

(i)        The Restricted Stock shall vest twenty percent (20%) one year from the Grant Date, and the remaining eighty percent (80%) shall vest1/48th on a monthly basis as of the end of each month, commencing the thirteenth month after the Grant Date.

(ii)     In the event of Grantee’s death, disability or other termination of Grantee’s Continuous Service prior to the vesting of all of the Restricted Stock, the remaining unvested Shares shall be forfeited by the Grantee.

(b)	Term of Restricted Stock.

(i)        As a condition to the vesting of the Restricted Stock, the Company may require certain representations and warranties as the Company may request pursuant to Section 9.3 of the Plan. Prior to or subsequent to the vesting of the Restricted Stock, the Company may require the Grantee to enter into certain lock-up arrangements as provided in Section 9.4 of the Plan.

(ii)        The obligations of the Company under this Award Agreement to issue Shares to the Grantee upon the vesting of the Restricted Stock is conditioned on, the satisfaction of all federal, state, local or other withholding tax obligations associated with such vesting (whether so required to secure for the Company a tax deduction or otherwise) (“Withholding Obligations”). The Company reserves the right to require Grantee to remit to the Company an amount sufficient to satisfy all Withholding Obligations prior to the issuance of any Shares upon any vesting of the Restricted Stock. In addition, the Grantee authorizes the Company to deduct any such Withholding Obligations from any payments of any kind due to Grantee (whether in connection with the Restricted Stock or otherwise). The Grantee may elect to satisfy Withholding Obligations, in whole or in part, by having the Company withhold Shares otherwise due to the Grantee upon vesting of the Restricted Stock, or by submitting Shares previously owned by the Grantee.

(iii)        No fraction of a Share shall be purchasable or deliverable upon vesting of the Restricted Stock, but in the event any such Shares shall include a fraction of a Share (whether due to withholding of Shares due to the Grantee, by submitting previously owned Shares, by adjustment of the Restricted Stock as provided in the Plan, or otherwise), such number of Shares shall be rounded down to the nearest smaller whole number of Shares.

(iv)        The Restricted Stock may not vest more than 10 years after the Grant Date.

4.        Binding Nature. The terms of this Award Agreement shall bind the Grantee and his or her spouse or domestic partner and the respective executors, administrators, heirs, personal representatives and successors of the foregoing.

5.        Intentionally Left Blank.

6.        Adjustments to Restricted Stock. Pursuant to Section 8.1 of the Plan, in certain cases the number of Shares covered by the Restricted Stock will be proportionately adjusted if the outstanding number of shares of Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to the outstanding Stock, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, combination, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution of the Company’s equity securities without the receipt of consideration by the Company.

7.        Not an Employment Contract. Nothing in the Plan or this Award Agreement shall confer upon Grantee any right to continuation of the Grantee’s employment or other association with the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which are hereby expressly reserved, to modify the terms of Grantee’s employment or to terminate Grantee’s employment at any time for any reason whatsoever, with or without cause.

8.        Tax Consequences Generally. Grantee acknowledges that Grantee may suffer adverse tax consequences as a result of the vesting of the Restricted Stock. Grantee acknowledges that the Company advises Grantee to consult with the Grantee’s tax advisers in connection with the tax implications relating to the Restricted Stock including but not limited to the acquisition, disposition or transfer of the Restricted Stock or of any securities or property in connection therewith, and that Grantee is not relying on the Company for any tax advice in connection therewith. Any adverse consequences incurred by a Grantee in connection with the Restricted Stock, including, without limitation, from the use of shares of Stock to pay any part of the any tax in connection with the vesting of the Restricted Stock, and any other adverse tax consequences, shall be the sole responsibility of Grantee.

9.        Cancellation of Restricted Stock For Improper Acts of Grantee. If, at any time during the course of the Grantee’s employment with the Company or any Affiliates, the Grantee engages in any activity in competition with any business activity of the Company or of any Affiliates, or inimical, contrary or harmful to the interests of the Company or any Affiliates as provided in Section 6.5 of the Plan, then the Restricted Stock and all other Awards under the Plan made to the Grantee shall terminate and be forfeited.

10.        Consent of Spouse/Domestic Partner. Grantee agrees that Grantee’s spouse’s or domestic partner’s interest in the Restricted Stock is subject to this Award Agreement and such spouse or domestic partner is irrevocably bound by the terms and conditions of this Award Agreement. Grantee agrees that all community property interests of Grantee and Grantee’s spouse or domestic partner in the Restricted Stock, if any, shall similarly be bound by this Award Agreement. Grantee agrees that this Award Agreement is binding upon Grantee’s and Grantee’s spouse’s or domestic partner’s executors, administrators, heirs and assigns. Grantee represents and warrants to the Company that Grantee has the authority to bind Grantee’s spouse/domestic partner with respect to the Restricted Stock. Grantee agrees to execute and deliver such documents as may be necessary to carry out the intent of this Section 10 and the consent of Grantee’s spouse/domestic partner.

IN WITNESS WHEREOF, Grantee and the Company have entered into this Award Agreement as of the Grant Date.

California Bank of Commerce
SIGNATURE	By: Name: Title: President & CEO

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